Exhibit 99.1

Badger Meter Reports First Quarter 2018 Results

MILWAUKEE--(BUSINESS WIRE)--April 17, 2018--Badger Meter, Inc. (NYSE: BMI) today reported results for the first quarter ended March 31, 2018.

First Quarter 2018 Highlights

  Net sales were a record $105,041,000 for the first quarter of 2018, a 3.4% increase from sales of $101,606,000 for the first quarter of 2017.
  Net earnings were $7,546,000 for the first quarter of 2018, a 13.8% decrease from net earnings of $8,749,000 for the first quarter of 2017.
  Diluted earnings per share were $0.26 for the first quarter of 2018, a 13.3% decrease from diluted earnings per share of $0.30 for the first quarter of 2017.

Operations Review

“Our first quarter net sales were a record for any quarter, helped by increased BEACON® Advanced Metering Analytics (AMA) revenue and the recent D-Flow® and Carolina Meter acquisitions,” said Richard A. Meeusen, chairman, president and chief executive officer of Badger Meter. In addition, this was another strong quarter for flow instrumentation product sales, despite the planned shutdown of our Scottsdale, Arizona location and transition of those operations to our Racine, Wisconsin facility,” added Meeusen.

However, domestic municipal water meter sales were flat, caused in part by a delay in several expected orders due to poor weather conditions in a number of our key markets. We expect these delayed orders to be shipped in the second and third quarters. Continued growth in international sales helped offset the slow start in the domestic market, including a sizable municipal water order received from the Middle East. In addition, price increases on many products took effect at the beginning of the year and will be fully realized over the next several quarters.

As a result of the lower volumes’ impact on capacity utilization costs, higher brass expenses and the Scottsdale shutdown costs, gross profit margin was 35.0%, down from 38.0% in the first quarter of 2017. Selling, engineering and administration costs were up 6.7% compared to the prior year period, largely due to inclusion of expenses from the two acquisitions made after the first quarter of 2017. As anticipated, the company benefitted from a lower effective corporate tax rate.

“Despite the lower first quarter results, we remain optimistic about 2018, especially given the strength of our E-Series ultrasonic water meters and the ORION Cellular endpoint radios, the positive sales momentum going into the second quarter and the residual benefits we expect to see from our price increases,” added Meeusen.

Conference Call and Webcast

Badger Meter management will hold a conference call to discuss the company’s first quarter results on Wednesday, April 18, 2018, at 10:00 AM Central/11:00 AM Eastern time.

Interested parties can listen to the call live on the Internet through the company’s website: www.badgermeter.com or by dialing 1-844-281-9843 and entering the passcode 6482009. Listeners should dial in to the call at least 5-10 minutes prior to the start of the call or should go to the website at least 15 minutes prior to the call to download and install any necessary audio software.

A telephone replay of the conference call will be available through Wednesday, April 25, 2018, by dialing 1-855-859-2056 and entering the passcode 6482009. The webcast will be archived on the company’s website until its next earnings release.

About Badger Meter

Badger Meter is an innovator in flow measurement, control and communications solutions, serving water utilities, municipalities, and commercial and industrial customers worldwide. The Company’s products measure water, oil, chemicals, and other fluids, and are known for accuracy, long-lasting durability and for providing valuable and timely measurement data. For more information, visit www.badgermeter.com.

Certain statements contained in this news release, as well as other information provided from time to time by Badger Meter, Inc. (the “Company”) or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “think,” “should,” “could” and “objective” or similar expressions are intended to identify forward looking statements. All such forward looking statements are based on the Company’s then current views and assumptions and involve risks and uncertainties. Some risks and uncertainties that could cause actual results to differ materially from those expressed or implied in forward looking statements include those described in Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 that include, among other things:

  the continued shift in the Company’s business from lower cost, manually read meters toward more expensive, value-added automatic meter reading (AMR) systems, advanced metering infrastructure (AMI) systems and advanced metering analytics (AMA) systems that offer more comprehensive solutions to customers’ metering needs;
  the success or failure of newer Company products;
  changes in competitive pricing and bids in both the domestic and foreign marketplaces, and particularly in continued intense price competition on government bid contracts for lower cost, manually read meters;
  the actions (or lack thereof) of the Company’s competitors;
  changes in the Company’s relationships with its alliance partners, primarily its alliance partners that provide radio solutions, and particularly those that sell products that do or may compete with the Company’s products;
  changes in the general health of the United States and foreign economies, including to some extent such things as the length and severity of global economic downturns, international or civil conflicts that affect international trade, the ability of municipal water utility customers to authorize and finance purchases of the Company’s products, the Company’s ability to obtain financing, housing starts in the United States, and overall industrial activity;
  unusual weather, weather patterns or other natural phenomena, including related economic and other ancillary effects of any such events;
  economic policy changes, including but not limited to, trade policy and corporate taxation;
  the timing and impact of government funding programs that stimulate national and global economies, as well as the impact of government budget cuts or partial shutdowns of governmental operations;
  changes in the cost and/or availability of needed raw materials and parts, such as volatility in the cost of brass castings as a result of fluctuations in commodity prices, particularly for copper and scrap metal at the supplier level, foreign-sourced electronic components as a result of currency exchange fluctuations and/or lead times, and plastic resin as a result of changes in petroleum and natural gas prices;
  the Company’s ability to successfully integrate acquired businesses or products;
  changes in foreign economic conditions, particularly currency fluctuations in the United States dollar, the Euro and the Mexican peso;
  the inability to develop technologically advanced products;
  the failure of the Company’s products to operate as intended;
  the inability to protect the Company’s proprietary rights to its products;
  the Company’s expanded role as a prime contractor for providing complete technology systems to governmental entities, which brings with it added risks, including but not limited to, the Company’s responsibility for subcontractor performance, additional costs and expenses if the Company and its subcontractors fail to meet the timetable agreed to with the governmental entity, and the Company’s expanded warranty and performance obligations;
  disruptions and other damages to information technology and other networks and operations due to breaches in data security or any other cybersecurity attack;
  transportation delays or interruptions;
  violations or alleged violations of the U.S. Foreign Corrupt Practices Act (FCPA) or other anti-corruption laws and the Foreign Account Tax Compliance provisions of the Hiring Incentives to Restore Employment Act (referred to as FATCA);
  the loss of or disruption in certain single-source suppliers; and
  changes in laws and regulations, particularly laws dealing with the content or handling of materials used in the Company's products.

All of these factors are beyond the Company's control to varying degrees. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward looking statements contained in this news release and are cautioned not to place undue reliance on such forward looking statements. The forward looking statements made in this document are made only as of the date of this document and the Company assumes no obligation, and disclaims any obligation, to update any such forward looking statements to reflect subsequent events or circumstances.

Badger Meter company news is available 24 hours a day, on-line at: http://www.badgermeter.com.

BADGER METER, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except share and earnings per share data)

	Three Months Ended
	March 31,	March 31,
	2018	2017
	(Unaudited)	(Unaudited)

Net sales	$105,041	$101,606

Cost of sales	68,293	62,956

Gross margin	36,748	38,650

Selling, engineering and administration	26,774	25,085

Operating earnings	9,974	13,565

Interest expense, net	290	178
Other pension benefits (costs)	(19)	96

Earnings before income taxes	9,703	13,291

Provision for income taxes	2,157	4,542

Net earnings	$7,546	$8,749

Earnings per share:

Basic	$0.26	$0.30

Diluted	$0.26	$0.30

Shares used in computation of earnings per share:

Basic	28,932,787	28,900,702

Diluted	29,150,046	29,082,981

BADGER METER, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

Assets	March 31,	December 31,
	2018	2017
	(Unaudited)

Cash	$13,532	$11,164
Receivables	63,372	58,210
Inventories	85,128	85,172
Other current assets	4,728	4,077
Total current assets	166,760	158,623

Net property, plant and equipment	93,533	93,601
Intangible assets, at cost less accumulated amortization	57,468	59,326
Other long-term assets	10,081	12,753
Goodwill	67,424	67,424
Total assets	$395,266	$391,727

Liabilities and Shareholders' Equity

Short-term debt	$48,170	$44,550
Payables	24,300	28,601
Accrued compensation and employee benefits	9,375	15,509
Other liabilities	6,705	4,449
Total current liabilities	88,550	93,109

Deferred income taxes	1,546	3,434
Long-term employee benefits and other	24,448	17,732
Shareholders' equity	280,722	277,452
Total liabilities and shareholders' equity	$395,266	$391,727

CONTACT:
Badger Meter, Inc.
Dawn O’Neill, (414) 371-7276